Exhibit 23.3

Consent of Independent

Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-11 of our report dated July 16, 2009 relating to the balance sheet of Ladder Capital Realty Finance Inc, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 17, 2009